MEDINOTEC, INC. ANNOUNCES Assignment of an Over-the-Counter Quoting and Trading Symbol (MDNC) for the Common Stock of Medinotec Inc.

Las Vegas, NV – March 21, 2023 -- Medinotec, Inc. (the “Company”) (OTCPink: MDNC), a US-based company with a primary investment in DISA Medinotec, a South African medical device manufacturing and distribution company, in managements opinion a global leader in tracheal non-occlusive airway dilation technology and medical device design, manufacture and distribution, today announced the Company was notified by FINRA’s Department of Market Operations that the Company’s common stock may be traded in the market for unlisted securities (i.e., the “over-the-counter market”) under the symbol “MDNC,” effective at the opening of trading hours on Tuesday, March 21, 2023. The change in ticker symbol did not result in a change to the CUSIP number for the Company’s common stock. The Company intends to upgrade to the OTCQX tier of OTC Markets. There is no assurances, however, that the Company will meet the requirements to do such.

MEDINOTEC Inc. (https://www.medinotecinc.com/) is a US-based company with a primary investment in DISA Medinotec (“Medinotec”), a South African medical device manufacturing and distribution company, This company is in managements opinion a global leader in tracheal non-occlusive airway dilation technology and medical device design, manufacturing and distribution. Medinotec Inc. is seeking to expand sales and distribution operations and networks into the US market, with plans to obtain a quotation on the OTCQX markets in the near future.

In 2018 Medinotec developed its most innovative product to date – the Trachealator. This award-winning balloon catheter was developed to address an as-yet unmet global need in the specialty of advanced airway management, more specifically non-occlusive tracheal dilation. This product has the ability to dilate a patient’s airway while maintaining ventilation to the patient without obstructing his/her airway.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and MEDINOTEC Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor Contact:

Deborah Chapman or Vanessa Rech
+27 76 650 4155 or +27 83 307 5600
deborah@kris.co.za or vrech@kris.co.za

Source: Medinotec